Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	H.O. Woltz III
President and CEO
Insteel Industries, Inc.
(336) 786-2141, Ext. 3041

INSTEEL INDUSTRIES ANNOUNCES ORGANIZATIONAL CHANGE

MOUNT AIRY, N.C., December 19, 2019 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced that Michael C. Gazmarian, Insteel’s Vice President, Chief Financial Officer and Treasurer, will be leaving the Company to pursue other opportunities. The Company will immediately initiate a comprehensive search for his successor. Mr. Gazmarian will participate in this process and will continue in his current capacity during the leadership transition.

Commenting on Mr. Gazmarian’s planned departure, H. O. Woltz III, President and CEO said, “Mike’s contribution to Insteel over the past 25 years has been invaluable and we regret his departure. We appreciate his assistance with this important leadership transition and wish him the very best in his future pursuits.”

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM